EXHIBIT 99

MK RESOURCES COMPANY

Eagle Gate Tower

60 East South Temple, Suite 1225

Salt Lake City, Utah 84111

Phone: (801) 297-6900/Fax: (801) 297-6950

FOR IMMEDIATE RELEASE

MK RESOURCES OBTAINS ADDITIONAL APPROVALS FOR THE LAS CRUCES PROJECT

Salt Lake City, Utah, March 18, 2005 — MK Resources Company (OTCBB:MKRR) today announced that its wholly-owned Spanish subsidiary, Cobre Las Cruces, S.A. (“CLC”), has received two important approvals relating to its Las Cruces project. First, CLC received approval from the Andalusian government of its “special plan” pursuant to Law 7/2002 on Town Planning, which was required in connection with certain municipal activity licenses necessary for the development of the Las Cruces project. Second, CLC received authorization under EU Directive 96/61 on Integrated Pollution Prevention and Control, or IPPC, which provides for an integrated system of environmental permitting to promote uniform pollutions standards throughout the European Union. With the approval of the special plan and the IPPC authorization, CLC now has all of the main permits that are necessary to apply for construction permits for the Las Cruces project.

The approval of the special plan by local governmental authorities was necessary to allow construction of the Las Cruces mine and related processing facilities on land previously designated non-urban. The special plan gives effect to an agreement between CLC and the municipalities of Gerena, Guillena and Salteras, from which CLC is required to obtain municipal activity licenses. Pursuant to the agreement, CLC is obligated to pay an aggregate of €3.5 million, or approximately $4.7 million, in taxes to the municipalities upon the occurrence of certain events. Specifically, 15% of the aggregate amount is due upon the approval of the special plan; 15% of the aggregate amount is due upon approval of the municipal activity licenses by each of the three municipalities; 35% of the aggregate amount is due at the end of the first year of copper production at the Las Cruces project; and 35% of the aggregate amount is due at the end of the second year of copper production at the Las Cruces project.

IPPC sets forth an integrated system for environmental permitting for European environmental regimes relating to water and air discharge. The emission requirements imposed by IPPC have been incorporated into the estimates and project feasibility study relating to the Las Cruces project.

MK Resources is incorporated in Delaware and its executive offices are located at 60 East South Temple, Suite 1225, Salt Lake City, Utah 84111.

For further information, please contact John Farmer at 801-297-6900 or visit MK Resources Company at www.mkresources.com.

This press release contains forward-looking statements made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. The Company

assumes no obligation to update these statements to reflect actual results, changes in assumptions or other factors. Without limitation, these risks and uncertainties include the Company’s dependence on a single mining project, the Company’s need for financing and government approval to complete land purchases and to develop the project, potential delays in the development of the Las Cruces project, imprecision of reserve estimates and other estimates relating to the Las Cruces project, uncertainties associated with government subsidies, volatility of copper prices, currency fluctuations, international political instability, the Company’s significant level of indebtedness, risks associated with mining operations and development in foreign countries, risks associated with environmental and other laws and regulations, competition, risks associated with the potential loss of key executives, and risks relating to the Company’s majority shareholder and lender. Readers should review and consider the various disclosures made by the Company in this press release and in its reports to its shareholders and periodic reports on forms 10-K and 10-Q.